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                                                                   EXHIBIT 10.21


                              LETTER OF AGREEMENT
           (Distribution and Credit Card Processing, No SA Database)


Agreement made this 1st day of October, 1996, by and between SPRING ARBOR DISTRIBUTION COMPANY, a Michigan corporation, (hereinafter referred to as "Spring Arbor"), and Didax On-Line, L.C., a Virginia limited liability company, (hereinafter referred to as "Didax").

                                    RECITALS

A. Spring Arbor is in the business of distributing books, Bibles, music and gift products (Christian products) to retailers. Spring Arbor from time to time acts in the capacity of a fulfillment services contractor for various clients. Clients provide service specifications and Spring Arbor performs said service specifications for the client.

B. Spring Arbor has a comprehensive data base of items typically found in a Christian retail store

C. Didax seeks to establish and operate a Christian products business via the Internet through a Didax designed electronic on-line service. For this agreement this concept hereinafter shall be referred to as "on-line retail outlet."

D. Didax seeks to attract a customer base of individuals interested in Christian products and is attempting to build and serve this customer base through the on-line retail outlet.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be bound hereby, the parties agree as follows:

1. Spring Arbor agrees to furnish Didax with products on an non-exclusive basis for Didax customers who order product through on-line retail outlet. Products will be selected jointly by Spring Arbor and Didax. Spring Arbor will be responsible for maintaining its inventory file (Product Description, ISBN or SPCN number, Subject Category and other fields currently contained in Spring Arbor's corporate inventory file), and the current manufacturer's suggested retail pricing (MSRP). Spring Arbor, may, from time to time, suggest certain product specials for products listed in the on-line retail outlet.

         Spring Arbor agrees to furnish Didax with its Christian Resource Center database (CRC db) on a non-exclusive basis for Didax use in its on-line retail outlet. In the CRC db, Spring Arbor will provide data in electronic form as described in the September 3, 1996 letter from Doug Weatherston (attached). The fee for the CRC db is $1,000 per month beginning January 1997.

2. Spring Arbor agrees to pick, pack and ship products for Didax to Didax customers in a timely manner that corresponds to Spring Arbor's current business practices. These shipments will be referred to as drop shipments. Spring Arbor will decide which warehousing facility to use.

3. Didax agrees to be wholly responsible for the operation of the on-line retail outlet. It further agrees to hold Spring Arbor harmless in the event of any suit or action taken by customers with respect to Didax's electronic on-line service to sell Christian products. Provided, however, this section shall not apply to any lawsuits or actions arising from or related to any activities of Spring Arbor or Spring Arbor distributed products.

         Spring Arbor shall hold Didax harmless regarding credit card theft by any Spring Arbor employee. Spring Arbor shall also warrant any product delivered to a Didax customer to the extent of the product manufacturer's stated warranty. The remedy for damaged or defective product(s) shall be limited to product replacement or other stated terms specifically from manufacturer.

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4.       It is understood by both parties that Spring Arbor is acting as a fulfillment contractor for Didax, Spring Arbor's role is to provide fulfillment services, including but not limited to picking product orders, packing product orders, shipping product orders, customer service, helping in the choosing of products offered, providing and maintaining the CRC db. Spring Arbor is acting on behalf of Didax, for Didax's customers. Didax assumes full responsibility to market to their customers. Didax is solely responsible to collect and pay any and all sales or use taxes due as a result of the on-line retail outlet service. Didax agrees it is following customary business practices as they pertain to the on-line retail outlet and collecting and paying sales or use taxes where Didax has liability as described by current commercial law as part of those customary business practices.

5. Spring Arbor will invoice Didax for products purchased at the discount, from MSRP as reflected in Spring Arbor's inventory file.
         All invoices for product purchases by Didax or its customers will be under normal Spring Arbor terms and conditions. Spring Arbor, for the above described services, will charge Didax a $2.00 per order drop shipment fee, any credit card processing fees and outbound freight.

6. Returns will be managed by Spring Arbor at the warehouse facility of its choice. Didax will be charged a $2.00 per order restocking fee on any returns from its customers unless returns are for damaged products. Damaged products will receive no restocking fee unless it can be determined that the damage was due to customer or freight carrier mishandling.

7. The term of this agreement shall be for two (2) years. Either party to this Agreement shall have the right to terminate this Agreement upon giving the other party ninety (90) days written notice setting forth therein the performance criteria alleged to have been breached, if the other party fails or refuses to make any nondisputed payment or to render any nondisputed statement or report when due under this Agreement, and such default is not remedied within thirty (30) days after receipt of written notice thereof. In the event any nondisputed payment, report, or statement is not made or rendered when due twice during any calendar year, the party to whom the payment, report, or statement is due may terminate this Agreement on ten (10) days written notice, subject to remedy within those ten (10) days by the other party.

                 (a) The following provisions shall be in effect upon and after the effective date of the termination, cancellation or expiration of this agreement;

                          (i.)    Spring Arbor shall immediately discontinue
                          the fulfillment services described herein.

                          (ii) Spring Arbor shall continue to make reports and payments as required herein except that Spring Arbor may withhold an amount in reserve for anticipated returns from Didax customers. As of the date of written notice or six months prior to expiration, Spring Arbor will start to build up a reserve to offset anticipated returns from On-Line Retail customers, which reserve shall be liquidated by Spring Arbor on a monthly basis over the six (6) months following termination. The amount of such reserve shall be based on and shall not exceed the greater of: (a) the amount of the returns percentage from On-Line Retail Outlet Customers during the twelve (12) month period immediately preceding the date of notification of termination, cancellation, or expiration multiplied by the sales from On-Line Retail Outlet Customers after notice of termination or six months prior to expiration; or (b) ten (10%) per cent of net sales calculated in the same manner. This reserved amount shall be held for six (6) months by Spring Arbor in a separate account. As On-Line Retail Outlet Customers products are returned to Spring Arbor this account will be liquidated during the six-month period after termination and reconciled with Didax month-by-month. For example, reserves held in January will be repaid to Didax in July to the extent that the reserves have not been offset by actual returns.

8. Didax agrees that any products advertised by either themselves or others must, if they are a part of Spring Arbor's CRC db, be offered for on-line sale soley through the on-line retail outlet supplied by

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         Spring Arbor and not directly from the vendor or manufacturer.
         Nevertheless, Didax is free to negotiate special discounts or arrangements directly with other vendors or manufacturers provided only that shipping be through Spring Arbor. In such cases Spring Arbor agrees to pass through to Didax the benefits derived from such negotiations.

9. From time to time, Spring Arbor will make available to Didax opportunities to participate in extra margin opportunities where Spring Arbor vendors have made available promotional items at a better than listed (or system) discount. Didax shall also receive, from time to time, notification of other market specials.

         When annual purchase volume of the on-line retail outlet reaches $1,000,000 rate, Spring Arbor will negotiate extra discounts for Didax products sold via on-line retail outlet. Extra discount will not exceed any current customer classification already in place. Spring Arbor reserves the right to restrict the extra discount provision for certain product types, i.e. items with a retail less than $4.95, or other types.

         When monthly volume exceeds $50,000, Spring Arbor will discuss and negotiate opportunities for labeling Didax shipments with Didax supplied naming, for guaranteed same day packing and shipping, and for similar service oriented value.

10. Either party may not transfer or assign its rights or obligations under this agreement without the expressed written consent of the other party.

The parties execute this agreement on the date and year first above written.


Spring Arbor Distribution Company         The Didax On-Line, L.C.

By: /s/ WAYNE A. HASTINGS                 By: /s/ R.C. VARNEY
   ---------------------------------         ---------------------------------
   Wayne A. Hastings                         R.C. Varney
Its Vice President, Vendor Services       Its Chairman and CEO


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